UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934.

Date of Report:  September 27, 2011
(Date of earliest event reported)

Atrion Corporation
(Exact name of registrant as specified in its charter)

Delaware	01-10763	63-0821819
(State or other jurisdiction	(Commission File	(I. R. S. Employer
of incorporation or organization)	Number)	Identification No.)

One Allentown Parkway	75002
(Address of principal executive offices)	(Zip Code)

(972) 390-9800
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

    On September 27, 2011, Atrion Corporation and its subsidiaries Atrion Medical Products, Inc., Halkey-Roberts Corporation, Quest Medical, Inc., Alatenn Pipeline Company, LLC and Atrion Leasing Company, LLC (collectively, the “Company”) and Wells Fargo Bank, National Association (the “Lender”) entered into (1) a sixth amendment to Loan and Security Agreement and Loan Increase Agreement, effective as of October 1, 2011 (the “Sixth Amendment to Loan Agreement”) and (2) a sixth amendment to Line of Credit Promissory Note, effective as of October 1, 2011 (the “Sixth Amendment to Promissory Note,” and collectively with the Sixth Amendment to Loan Agreement, the “Sixth Amendment”).  The Sixth Amendment amends the Company’s Credit Facility evidenced by that certain Loan and Security Agreement, dated November 12, 1999 (as amended to date, the “Loan Agreement”) and the Line of Credit Promissory Note dated November 12, 1999.  The Sixth Amendment increases the principal amount of the line of credit from $25,000,000 to $40,000,000.  In addition, the Sixth Amendment amends the Termination Date (as defined in the Loan Agreement) from November 12, 2012 to October 1, 2016 or such earlier date on which the obligations of the Lender to make advances under the Loan Agreement are terminated pursuant to the terms of the Loan Agreement.  The Sixth Amendment also eliminates the financial covenant requiring the Company to achieve and maintain a minimum consolidated tangible net worth as set forth in the Loan Agreement.  Pursuant to the terms of the Sixth Amendment, the Company covenants and agrees not to purchase all or substantially all of the assets of any entity or any division or line of business of any entity, purchase the equity interest of any entity or incur or permit any indebtedness unless at the time of such purchase or incurrence of indebtedness there is no event of default under the Loan Agreement and after giving effect to such transaction or incurrence of indebtedness no event of default would exist on a pro forma basis under the terms of the Loan Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

    Item 1.01 of this Current Report on Form 8-K is incorporated herein by this reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATRION CORPORATION

By:	/s/ Jeffery Strickland
Jeffery Strickland
Vice President and Chief Financial Officer,
Secretary and Treasurer

Date:           September 30, 2011